Exhibit 21.0

LIST OF SUBSIDIARIES OF MORTGAGEIT HOLDINGS, INC.

Name	State of Formation

MortgageIT, Inc.*	New York

IPI Skyscraper Mortgage Corporation*	New York

Home Closer LLC*	New York

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* Each of MortgageIT, Inc., IPI Skyscraper Mortgage Corporation and Home Closer LLC will become subsidiaries of MortgageIT Holdings, Inc. upon completion of the reorganization pursuant to the Agreement and Plan of Reorganization by and among MortgageIT, Inc., MortgageIT Holdings, Inc. and MIT Acquisition Corp., dated March 22, 2004.